Exhibit 10.19

DESCRIPTION OF CERTAIN COMPENSATORY ARRANGEMENTS

BETWEEN REGISTRANT AND EXECUTIVE OFFICERS

Leased Automobiles

Varian, Inc. (“the Company”) leases an automobile for the each of its executive officers, subject to certain lease “cap” limitations that vary by executive officer. The Company reimburses the executive officer for all fuel, maintenance and repairs costs for the leased automobile, and the Company insures the automobile under its insurance programs. The Company also reimburses the executive officer (by way of a “gross-up” payment) for taxes on income that is imputed to the executive officer for the personal use of the automobile.

Reimbursement for Financial and Tax Counseling

The Company reimburses its President and Chief Executive Officer for up to $15,000 (per year) of out-of-pocket expenses incurred to obtain financial advice, estate planning advice, tax advice and/or tax return preparation. The Company reimburses each of its other executive officers for up to $6,500 (per year) of out-of-pocket expenses incurred to obtain financial advice, estate planning advice, tax advice and/or tax return preparation.

Reimbursement for Annual Medical Examination

The Company reimburses each of its executive officers for up to $1,000 (per year) of out-of-pocket expenses incurred for an annual medical examination.

Use of Aircraft

The Company has a 12.5% “fractional ownership” interest in an aircraft that the Company’s executive officers may use for business travel. Executive officers’ family members and guests may accompany an executive officer using the aircraft for business travel, since no additional cost is incurred by the Company for additional passengers.